Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Ken Sgro
Socket Communications, Inc.	CEOcast, Inc. for Socket Communications, Inc.
(510) 744-2735	(212) 732-4300

Socket Communications Reports Record Quarterly Revenue of $5.1 Million and Improved Operating Results

Market Growth and Bluetooth Wireless Product Sales Fuel Third Consecutive Quarter of Growth

Newark, CA, July 23, 2003 - Socket Communications, Inc. (Nasdaq: SCKT; Pacific Exchange: SOK) today reported record revenue for the second quarter ended June 30, 2003 of $5.1 million, an increase of 11 percent compared to revenue of $4.6 million for the same quarter a year ago, and an increase of 4 percent compared to revenue of $4.9 million for the previous quarter. The company reported a net loss for the quarter ended June 30, 2003 of $0.5 million or $0.02 per share compared to a net loss of $0.6 million or $0.02 per share for the same quarter a year ago. The company reported a net loss of $1.0 million or $0.04 per share in its first quarter. Non-cash charges consisting of amortization of intangibles, depreciation expense, and preferred stock accretion included in the net loss for the quarter ended June 30, 2003 were $0.4 million compared to $0.3 million for the same period one year ago and $0.6 million for the previous quarter.

Revenue for the six months ended June 30, 2003 was $10.0 million, an increase of 16 percent compared to revenue of $8.6 million for the same period one year ago. The net loss for the six months ended June 30, 2003 was $1.6 million or $0.06 per share compared to $1.8 million or $0.07 per share for the comparative period one year ago. Non-cash charges included in the net loss for the six months ended June 30, 2003 were $1.0 million compared to $0.4 million for the same period one year ago.

"We continue to make significant progress in moving towards generating positive cash flow," said David Dunlap, Chief Financial Officer of Socket Communications. "Our manufacturing and distribution channels have the capacity to allow us to expand production and sales without significant cost increases or capital investment. During the second quarter we moderately reduced our operating expenses compared to the previous quarter. We will continue to tightly manage our costs and expenses during the third quarter as we work to achieve cash positive operating results and profitability as soon as possible."

Socket Products

"During the quarter, we experienced revenue growth from our connectivity, bar code scanning and embedded product families," said Kevin Mills, president and chief executive officer of Socket Communications. "In the second quarter, we built on the growth we achieved in the fourth and first quarters, which was fueled by new products and the introduction of lower cost Pocket PCs at the end of last year. Socket today offers a broad and expanding base of products for use with handheld computers, offering worldwide one-stop shopping for Mobility Friendly™ products that consume low power, have small footprints and are easy to use. Our Bluetooth wireless technology continues to play a significant and increasing role across all of our product families. Additional new products such as our bar code scanning imager that is now shipping, a growing base of design-win customers for our embedded solutions, and expanding market demand for handheld computers will drive additional revenue growth and further improve our operating results in the second half of this year."

"We made considerable progress in building our industrial and embedded systems business and we expect the revenue contribution from this part of our business to be a very positive influence in the second half of this year," said Mills. Socket recently introduced its KwikBlue™ modules, bringing the latest features in Bluetooth wireless technology to the Company's embedded customers. Wireless technology products, including plug-in cards and modules, are being designed into more than a dozen products. Parker Hannifin demonstrated industrial valves replacing miles of cabling to an external control panel with Bluetooth wireless technology from Socket, and Isochron is conducting successful field trials of a Bluetooth wireless technology vending machine system to monitor inventory levels electronically and provide keyless vending machine entry. Socket also announced plans to introduce a cordless serial adapter, which will bring the cable replacement benefits of Bluetooth wireless technology to the Company's serial connection family of products. The Company is developing additional standalone Bluetooth wireless technology products for the second half of this year. The first standalone Bluetooth wireless technology product was Socket's GPS receiver introduced last December, which has generated over one million in revenue since the beginning of this year.

In the second quarter, Socket transitioned from its second-generation mobilityIC chip to its third-generation chip, which is now in production. This interface chip is more highly integrated, faster, requires less power, and costs less to produce than its predecessor. The chip is being integrated into many of the Company's products, which will help maintain gross margins. The first shipments of the new chip will be available to Socket's interface chip customers during the third quarter. Socket has expanded the number of customers for its interface chip to twenty-five. One of the Company's chip customers, Novatel Wireless, recently announced it is increasing the number of wide area network cards using Socket's interface chip.

The company is also developing a family of connection products in the Secure Digital form factor. Secure Digital is the small form factor slot that is available on many of the newest handheld computers. A Secure Digital Bluetooth card is shipping now. Socket also announced that its Secure Digital wireless LAN 802.11b card and its Secure Digital bar code scanner, which will work with both Palm and Pocket PC handheld computers, are scheduled for release this summer.

Other Financial Information

Gross margins on sales in the second quarter were 49 percent, the same as the previous quarter and an increase from 48 percent in the same quarter one year ago. Our margins have fluctuated within narrow ranges of a few percentage points driven largely by product sales mix. Cost reduction programs, including engineering and manufacturing product changes and volume price reductions from component suppliers, partially offset by customer price reductions, are expected to improve and maintain stabilized gross margin percentages over the next several quarters.

Operating expenses of $2.9 million in the second quarter were reduced 5 percent from the previous quarter's expenses of $3.0 million due to reductions in research and development costs associated with the completion of several development projects including our new interface chip, partially offset by moderately higher general and administrative expenses including increased investor relations activities. Second quarter operating expenses of $2.9 million were increased 5 percent from operating expenses of $2.7 million in the same quarter one year ago, reflecting moderately higher general and administrative expenses partially offset by lower research and development costs.

Our balance sheet at June 30, 2003 included cash of $3.3 million. Compared to the previous year-end, higher receivable balances of $3.0 million, up from $2.3 million at year-end, reflected higher shipments in the second half of the quarter, and lower inventory balances of $1.5 million, down from $2.1 million at year-end, resulted from improved alignment of inventory component purchases with actual sales. During the first six months, we added net cash of $1.54 million from our Series F Preferred stock financing, received $0.1 million from the exercise of common stock warrants and generated cash of $0.15 million from working capital fluctuations, particularly from reductions in inventories. In the same period, we utilized $0.4 million in cash to reduce our end-of-quarter bank line balance, redeemed $0.2 million of Series E Redeemable Preferred shares in the first quarter, and made payments of $0.5 million of notes payable installments on our acquisition in March 2002 of Bluetooth technology components and a business. We also used $0.1 million in cash for the quarter and $0.5 million in cash for the six months ended June 30, 2003 to fund operating losses.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 pm Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com or participants may join the call by telephone at (800) 867-0448 or hear a replay via telephone at 800-405-2236, access code 546223 for a week following the call.

About Socket Communications
Socket Communications, Inc., the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including connection kits with Bluetooth wireless technology, wireless LAN cards, digital phone cards, 56K modem cards, Ethernet cards and GPS solutions. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for growth in demand for our products, expectations for expansion of the distribution channels for our products, expectations for the stabilization of gross margins on revenue, and the timing of introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and of our related connection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

- Financial tables to follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$ 5,075	$ 4,558	$ 9,954	$ 8,570
Cost of revenue	2,584	2,365	5,061	4,377
Gross Margin	2,491	2,193	4,893	4,193
Gross Margin Percent
	49%	48%	49%	49%
Research and development	793	874	1,714	1,773
Sales and marketing	1,228	1,203	2,512	2,816
General and administrative	737	501	1,411	1,128
Amortization of intangibles technology	101	143	217	206
Interest (income) expense, net	14	28	34	27
Total operating expenses
	2,873	2,749	5,888	5,950
Net loss	(383)	(556)	(995)	(1,757)
Preferred stock dividends	(58)	--	(90)	--
Preferred stock accretion	(102)	--	(486)	--
Net loss applicable to common stockholders	$ (543)	$ (556)	$ (1,571)	$ (1,757)
Basic and diluted net loss per share applicable to common stockholders	$ (0.02)	$ (0.02)	$ (0.06)	$ (0.07)
Weighted Average Shares Outstanding	24,533	24,047	24,370	23,848

Socket Communications, Inc. Summary Consolidated Balance Sheets (Amounts in Thousands)
	June 30 , 2003 (Unaudited)	December 31, 2002*
Cash	$ 3,260	$ 3,147
Accounts receivable, net	2,999	2,308
Inventories	1,476	2,128
Other current assets	385	604
Property and equipment, net	657	789
Goodwill	9,798	9,798
Intangible technology	904	1,122
Other assets	155	171
Total Assets	$ 19,634	$ 20,067

Acounts payable and accrued liabilities	$ 3,668	$ 3,761
Bank line of credit	1,520	1,906
Note payable	1,155	1,693
Deferred revenue	739	531
Capital leases	29	44
Series E redeemable convertible preferred stock	187	731
Common and preferred stock	45,918	43,411
Accumulated deficit	(33,582)	(32,010)
Total Liabilities and Equity	$ 19,634	$ 20,067
*Derived from audited financial statements.